Exhibit 99.1

Imperva Announces Organizational Changes to

Sharpen Focus on Customers and Product Innovation, and Drive Operational Efficiencies

Redwood Shores, Calif. – Jan. 22, 2018 – Imperva, Inc. (NASDAQ:IMPV), a cybersecurity leader that delivers best-in-class solutions to protect data and applications on-premises, in the cloud, and across hybrid environments, today announced organizational changes focused on improving customer experiences, fueling product innovation, and increasing operational effectiveness. As a result of these changes, the company will reallocate in excess of $10,000,000 to fund incremental investments in the new initiatives and growth priorities. The new structure became effective January 18, 2018.

“We made some foundational changes to our structure to create a more unified organization that is customer-focused, nimble and efficient, and well positioned to execute on our key growth initiatives to deliver benefits for employees, customers and shareholders,” said Chris Hylen, president and chief executive officer.

Changes in the organization include:

•	Unifying disjointed teams under each of the four functions – Sales, Marketing, Product Management and Product Development – to drive more cohesive go-to-market and product strategies, and to increase efficiencies.

•	Creating a new Customer Success function focused on ensuring customer success globally. The company has appointed industry veteran Sunil Nagdev as its Chief Customer Officer.

•	Streamlining organization layers and reporting hierarchies to better empower all employees and align with world-class benchmarks.

“This reorganization enables us to reallocate resources and focus all employees on our transformation and growth initiatives, including improvements in the end-to-end customer experience, go-to-market efforts, and product innovation,” said Hylen. “The changes we announced today puts us in a strong position to drive profitable growth for the company.”

These actions are expected to be substantially completed by the end of the first quarter of 2018. The company anticipates incurring pre-tax restructuring charges of $2.3 million to $2.9 million, substantially all of which are for cash severance costs. It also expects to expense substantially all of these pre-tax charges in the first quarter of 2018.

Cautionary Statement Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only Imperva’s belief regarding future events, many of which, by their nature, are subject to risks, inherently uncertain and outside Imperva’s control, such as the company’s belief about future growth and profitability, expectations regarding the benefits of its reorganization and expectations regarding the amount and timing of anticipated pre-tax restructuring charges. Except for Imperva’s ongoing obligation to disclose material information as required by federal securities laws, Imperva is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ, possibly materially, from such forward-looking statements include the risk that the company may not be able to achieve the anticipated operational efficiencies and other benefits of the restructuring initiative; that growth and profitability may be lower than expected; and the risks set forth under the caption “Risk Factors” in Imperva’s Form 10-Q filed with the United States Securities and Exchange Commission, or the SEC, on November 9, 2017 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

About Imperva

Imperva® is a leading cybersecurity company that delivers best-in-class solutions to protect data and applications – wherever they reside – on-premises, in the cloud, and across hybrid environments. The company’s Incapsula, SecureSphere, and CounterBreach product lines help organizations protect websites, applications, APIs, and databases from cyberattacks while ensuring compliance. Imperva innovates using data, analytics, and insights from our experts and our community to deliver simple, effective and enduring solutions that protect our customers from cybercriminals. Learn more at www.imperva.com, our blog, or Twitter.

© 2018 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, CounterBreach, Incapsula, SecureSphere, ThreatRadar, and Camouflage along with its design are trademarks of Imperva, Inc. and its subsidiaries.

Investor Relations Contact Information

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com